EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

CREDIT SUISSE GROUP AG

(Exact Name of Registrant as Specified in its
Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Pre-emptive subscription rights (“Rights”)	Other(1)	80,109,440	(2)	$0.35	$28,091,678.19	0.00011020	$3,095.70
Equity	Shares, CHF 0.04 nominal value per share (“Shares”)	Other(3)	53,406,294	(4)	$2.52	$134,840,056.99	0.00011020	$14,859.37
Total Offering Amounts						$162,931,735.18		$17,955.08
Total Fees Previously Paid								–
Total Fee Offsets								–
Net Fee Due								$17,955.08

(1) The registration fee for the Rights registered hereby has been calculated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), and was computed on the basis of a price of 0.35 Swiss Francs converted to U.S. dollars at the rate of 0.9981 Swiss Francs per U.S. dollar, which was the buying rate for Swiss Francs reported for November 4, 2022 as certified by the Federal Reserve Bank of New York.

(2) Represents up to 80,109,440 Rights issuable pursuant to a rights offering (the “Rights Offering”), in which any Credit Suisse Group AG shareholder as of November 25, 2022 will receive Rights to subscribe for new Shares with a nominal value of CHF 0.04.

(3) The registration fee for the Shares registered hereby has been calculated pursuant to Rule 457(c) and (h) of the Securities Act, and was computed on the basis of a share price of 2.52 Swiss Francs converted to U.S. dollars at the rate of 0.9981 Swiss Francs per U.S. dollar, which was the buying rate for Swiss Francs reported for November 4, 2022 as certified by the Federal Reserve Bank of New York.

(4) Represents the maximum number of Shares that may be issued pursuant to the Rights Offering.